EX-99.906CERT

CERTIFICATIONS

Philip L. Hildebrandt, President and Principal Executive Officer, and Jasper R. Frontz, Treasurer and Principal Financial Officer, of Segall Bryant & Hamill Trust (the “Registrant”), each certify to the best of his/her knowledge that:

1.	The Registrant’s periodic report on Form N-CSR for the period ended June 30, 2022 (the “Form N-CSR”) fully complies with the requirements of section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Form N-CSR fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

/s/ Philip L. Hildebrandt	/s/ Jasper R. Frontz
Philip L. Hildebrandt, President/Principal Executive Officer	Jasper R. Frontz, Treasurer/ Principal Financial Officer

Date: September 07, 2022	Date: September 07, 2022